Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Access One Trust:

We consent to the use of our report dated December 22, 2017 for Access One Trust, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

February 26, 2018